ACCOUNTANT'S CONSENT

We consent to incorporation by reference in the Registration Statement (No. 33-33180) on Form S-8 of Canisco Resources, Inc. of our report dated June 28, 1996, except as to note 14 which is as of July 1, 1996, relating to the consolidated balance sheets of Canisco Resources, Inc. and subsidiaries as of March 31, 1996 and September 30, 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows and related schedule for the six month period ended March 31, 1996 and the years ended September 30, 1995 and 1994, which report appears in the March 31, 1996 annual report on Form 10-K of Canisco Resources, Inc.

Atlanta, Georgia
July 12, 1996

Exhibit 23